EXHIBIT 10.2

November 5, 2021

This letter replaces and supersedes our prior discussion of yesterday.

LightPath Technologies, Inc

2603 Challenger Tech Court

Suite 100

Orlando, Florida 32826

Attention: Sam Rubin, President and CEO

Re:	Loan Agreement dated February 26, 2019 by and between LightPath Technologies, Inc. et. Al. and BankUnited, N.A. as amended (the “Loan Agreement”)

Dear Mr. Rubin:

The Lender, and LightPath Technologies, Inc. (sometimes together, the "Parties and the Parties other than Lender, sometimes together the "Borrower Parties") desire to initiate discussions and other communications, whether written or oral (collectively, the "Discussions") about: (a) the Parties' rights, obligations, and performance under the Loan Documents; (b) a possible modification, forbearance, or other resolution of the Loan (a "Workout"); and (c) Lender's goals or requirements for any Workout. The Parties wish to pursue Discussions without litigation, and to assure that Discussions will not affect any future litigation. Lender would not participate in Discussions unless the Parties signed this letter agreement (the “Letter Agreement”). To facilitate and to induce Lender to commence Discussions, the Parties enter into this Letter Agreement. Definitions in the Loans apply in this Letter Agreement, except where this Letter Agreement redefines any term.

No Party is under any obligation to agree to any Workout. Any Party may, with or without notice, terminate Discussions at any time, for any reason or no reason, in its sole discretion, with no liability. An oral agreement provisionally reached may ultimately not become effective, for example because a Party fails to obtain any necessary internal approvals, the Parties fail to agree on the form of written documents or, for any reason or no reason, a Party changes its mind. The Parties may reach agreement on some points, but not all. In these circumstances, and any other circumstances (similar or dissimilar, foreseen or unforeseen), even though the Parties may reach an oral understanding on any issue(s), no Party shall be bound by any oral agreement.

No party shall have any rights or liabilities, either express or implied, on account of (i) the commencement, continuation, or termination of Discussions; or (ii) any oral understanding, unless and until the Parties have (in their sole and absolute discretion) approved, signed, and exchanged a forbearance and restructuring agreement (as evidence of a Workout), and all required consents have been obtained (a "Restructuring Agreement"). Until then, no Party shall rely on the pendency of Discussions or the possibility or hope of a Workout.

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The terms described below are for discussion purposes only. Neither the terms set forth below nor those terms set forth in any other term sheet nor the preparation, distribution, response, or failure to respond to same shall constitute Lender's offer, agreement, or commitment to enter into a Workout.

The terms set forth below and those included in any term sheet, and any Discussions, including any statement that is or could be deemed an admission of any fact, liability, or other matter, or of the satisfaction of any condition, except as this Letter Agreement expressly states, shall: (a) constitute settlement discussions; (b) not be discoverable or disclosable; (c) not be admissible in evidence for any purpose; (d) not be deemed an admission; and (e) not affect the Parties' rights and obligations.

The following terms and conditions are proposed for the Restructuring Agreement:

1.	The maturity date for Loan Number 8405 shall be April 15, 2023 subject to acceleration should a further default occur under the Restructuring Agreement.

2.

Commencing November 1, 2022 and continuing monthly thereafter until maturity, the Borrower shall make equal monthly payments of $100,000 with payments applied first to interest, costs and expenses and then to principal.

3.

Contractual rate of interest will accrue during the term of the Restructuring Agreement as long as no additional event of default occurs up until August 1, 2022; following August 1, 2022 (or prior thereto if an additional default occurs), default interest shall accrue.

4.	Upon execution of the Restructuring Agreement, Borrower shall pay the Bank a fee of $50,000.00.

5.

The Lender will waive compliance for the Fixed Charge Coverage Ratio (as defined in the Loan Agreement) covenant for the period ending September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022 and waive the maximum Total Leverage Ratio of 4.00 to 1.00 for the same period ending September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022. Bank Waiver letter for the September 30, 2021 will be issued within 1 business day upon the execution of this Letter Agreement but no later than Tuesday, November 9th at 2:00 p.m. The proposed covenant waivers for December 31, 2021, March 31, 2022 and June 30, 2022 will be included in the Restructure Agreement.

6.

Borrower will execute two ACH Processing and Security Attachment forms concurrently upon the signing of the Letter Agreement. Borrower’s intraday credit exposure will be changed to a prefunding status up to $500,000 which will be immediately effective.

7.	Borrower will send a Corporate Credit Card cancellation letter to the Bank on or before 1/31/2022 which will direct the Bank to terminate the Corporate Credit cards usage and availability of $300,000.

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8.	All Loans will mature and be fully due and payable on April 15, 2023. After which a 4% exit fee will be earned on the outstanding principal balance due on all Loans due as of April 15, 2023.

9.	Borrower Parties shall acknowledge itemized balances outstanding and waive and release all defenses, setoffs and counterclaims against the Lender.

10.	Borrower Parties will execute and deliver all documents deemed necessary by the Lender or its legal counsel and must close on or before December 31, 2021.

11.

Borrower Parties will be responsible for payment of all fees, costs and expenses in connection with this Letter Agreement and the Restructuring Agreement, including, but not limited to, Lender’s legal fees and costs, third party appraisals, costs of searches and diligence.

The Discussions are subject to the following conditions (collectively, the "Conditions"):

No representation, offer, concession or statement of any kind made by any person or party during the course of the Discussions shall constitute a waiver by any party of any claims, rights, remedies, or defenses such party may have, or shall in any manner modify, terminate or otherwise affect the Loans or the relationship between or among the parties under the Loans or otherwise, or result in an admission against interest or be evidence of any kind or otherwise be binding upon any party, unless hereafter memorialized in the Restructuring Agreement and other documents executed in connection therewith (collectively, “Restructuring Documents”). The Discussions shall be deemed to be discussions in the nature of settlement negotiations and shall not be admitted into evidence in any litigation or proceeding among any of the parties to this Letter Agreement, and no statement made by anyone during the course of the Discussions shall be deemed an admission or evidence of any kind.

Lender (i) is not precluded or estopped from the immediate enforcement of any of its remedies under the Loans, at law or in equity, (ii) does not hereby, and is in no way obligated to, forbear from the immediate enforcement of any of its remedies under the Loans, at law or in equity, and (iii) does not hereby, and is in no way obligated to, waive any default or event of default (whether now existing or hereafter arising and whether asserted or unasserted) or any of Lender’s rights or remedies, legal or equitable.

No agreements, representations, statements, warranties or any other understandings made or reached during or emanating from the Discussions shall be utilized for any purpose whatsoever or be binding to any extent unless and until memorialized in the formal Restructuring Documents and signed by the parties thereto.

Neither this Letter Agreement nor the Discussions shall be construed as in any manner modifying the Loans or the rights or obligations of the parties thereunder or relating thereto. Without limiting the foregoing, neither the execution of this Letter Agreement nor conducting the Discussions shall: (i) relieve Borrower Parties from any obligations they may have under the Loans; (ii) provide Borrower Parties with any claims arising out of the Discussions or with defenses to any actions or proceedings of Lender, or (iii) provide Lender with any claims arising out of the Discussions or any defenses to any actions or proceedings initiated by Borrower Parties.

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Unless otherwise expressly provided in the signed Restructuring Documents, the acceptance of any payment by Lender with respect to or in connection with the Loans shall not constitute (i) a modification of the Loans (or any of the documents set forth in the Loans), (ii) a waiver of any default or event of default, or (iii) a waiver of any of Lender’s rights and remedies under the Loans, at law or in equity.

This Letter Agreement is solely for the benefit of the parties hereto and no other person or entity shall have any rights or claims of any kind by reason of the Discussions or the execution of this Letter. Lender may (in its sole discretion) terminate the Discussions at any time without cause and without notice and without incurring any liability whatsoever, whether before or after formal Lender approval.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

Upon execution of the Letter Agreement, we shall present this Proposal to the Lender. If approved, the Borrower Parties agree to enter into a Restructuring Agreement which shall contain the terms described herein as well as any and all other terms of a forbearance deemed necessary by the Lender or its legal counsel including, but not limited to, Borrower Parties' acknowledgment of adequate consideration and that all modifications to the Loans and any payments made under the Restructuring Agreement constitute fair and adequate consideration. Should the Lender approve the above transaction, the Lender will direct its legal counsel to prepare the Restructuring Documents and will proceed with a closing which must be finalized and executed on or before December 31, 2021 at 3:00 p.m. Notwithstanding the foregoing, as noted above, the Lender reserves all of its rights and remedies unless and until the Restructuring Documents are signed by the parties.

This Letter Agreement may be executed in counterparts, each of which together or separately shall constitute an original and, when taken together, shall be considered one and the same agreement. Delivery of an executed counterpart of this Letter Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Letter Agreement.

This Letter Agreement shall: (a) fully apply to all Discussions whether or not they refer to this Letter Agreement; (b) survive termination of Discussions; (c) bind and benefit the Parties and their successors and assigns; (d) constitute the entire agreement about Discussions; and (e) not be construed more strictly against the drafter. Each Party executing this Letter Agreement represents that it has the full authority and legal power to do so.

Each Party confirms that it: (a) is represented by legal counsel of its choice (or has consciously made a decision not to consult with legal counsel), (b) has consulted with counsel about this Letter Agreement; (c) is fully aware of the terms of this Letter Agreement; and (d) has entered into this Letter Agreement voluntarily and without coercion or duress of any kind.

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If this Letter Agreement correctly reflects your understanding, please sign this Letter Agreement where indicated and return it to the Bank, along with a $25,000.00 payment done via an email authorization to debit the Borrower's account with the Bank, representing a good faith deposit, which will be non-refundable and applied towards the Bank's legal fees incurred. Acceptance of the outlined proposal along with submission of a good faith deposit in the amount of $25,000 must be submitted to the Lender on or before Monday November 8, 2021 at 11:00 a.m.

If you have any questions regarding the above, please call me at (305) 569-3423.

Respectfully,

/s/ Monica Antongeorgi
Monica Antongeorgi Senior Vice President

Agreed:

LightPath Technologies, Inc.

By:	/s/ Sam Rubin
Sam Rubin, CEO

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